Exhibit 10.15

(Knight Capital Markets LLC letterhead)

May 23, 2007

Mr. Jack Li
Perfectenergy International Limited
479 Youdong Road, Xinzhuang Town
Minhang District, Shanghai 201100
PRC

Dear Mr. Li:

Re: Indemnification

Gentlemen:

This Agreement will confirm that Perfectenergy (Shanghai) Limited has engaged Knight Capital Markets, LLC and Canaccord Adams Inc. to advise and assist it in connection with the matters referred to in the letter agreement dated May 23, 2007, (the “Engagement Letter”). In consideration of the covenant and obligations set forth in the Engagement Letter, the Company agrees to indemnify and hold harmless the Placement Agents, their affiliates, and each of their respective partners, directors, managers, officers and agents, consultants, employees advisors, representatives and controlling persons (each an “Indemnified Person”) from and against any claims, losses, damages, expenses or liabilities (collectively, “Losses”) including, without limitation, legal fees incurred in connection with investigating preparing, defending, paying, settling or compromising any action, claim, or proceeding to which any Indemnified Person may become subject and which is related to or arises out of the engagement set forth in the Engagement Letter or the transactions contemplated thereby. The Company will not, however, be responsible to an Indemnified Person with respect to any such Losses to the extent that a court of competent jurisdiction shall have determined by a final judgment not subject to further appeal that such Losses resulted from actions taken or omitted to be taken by such Indemnified Person or due to such Indemnified Person’s gross negligence, bad faith, or willful misconduct.

The Company will reimburse each Indemnified Person for such Losses as such Losses are incurred or paid, notwithstanding the absence of judicial determination as to the propriety or enforceability of the Company’s obligation to reimburse such Indemnified Person for such Losses and the possibility that such payments might not later be held by a court of competent jurisdiction to have been improper. To the extent that any such reimbursement is so held to have been improper, the Indemnified Person promptly shall return it to the Company, together with interest, compounded annually, equal to the prevailing prime rate as published from time to time by The Wall Street Journal.

If the indemnification provided for herein should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company shall pay to or on behalf of each Indemnified Person contributions for such Losses so that the Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by such Indemnified Person on the one hand and the Company on the other hand in connection with the engagement set forth in the Engagement Letter and any transactions contemplated thereby, or (ii) if the allocation on the basis set forth in the immediately preceding clause (i) is not permitted by applicable law, to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the Indemnified Person and the Company as well as any other relevant equitable considerations; provided, however, in no event shall the aggregate contribution of all Indemnified Persons to all such Losses exceed the amount of the fees actually received by the Placement Agents pursuant to the Engagement Letter. The respective relative benefits received by all Indemnified Persons and the Company shall be deemed to be in the same proportion as the aggregate fee paid to the Placement Agents pursuant to the Engagement Letter bears to the total consideration paid or contemplated to be paid to, or received by, the Company or its stockholders, as the case may be, in connection with transactions contemplated by the Engagement Letter, whether or not such transactions are consummated. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or failures to act were by such Indemnified Person or the Company, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action or failure to act. Notwithstanding the foregoing, no Indemnified Person shall have any obligation to investigate or verify the information provided to the Placement Agents in connection with the provision of services under the Engagement Letter, and the Company shall be solely liable for any Losses related to or arising out of the use of such information that is inaccurate for any reason.

The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, agents, consultants, advisors, representatives, control persons or stockholders, directly or indirectly, related to or arising out of the Engagement Letter or any transactions contemplated thereby, in connection with claims by third parties, except for Losses incurred by the Company to the extent a court of competent jurisdiction shall have determined by a final judgment not subject to further appeal that such Losses resulted from such Indemnified Person’s gross negligence, bad faith, or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.

In case any proceeding shall be instituted involving any Indemnified Person, such Indemnified Person promptly shall notify the Company in writing. The failure of an Indemnified Person to provide such prompt notice shall not reduce such Indemnified Person’s right to indemnification or contribution hereunder to the extent that such failure does not materially prejudice the ability to defend such proceeding. The Company shall retain counsel reasonably satisfactory to the Placement Agents to represent the Indemnified Persons and any others the Company may designate in such proceeding, shall have sole control of the defense of any such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, except to the extent that (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel at the Company’s expense or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Company or any others the Company may designate and one or more Indemnified Persons, and representation of the Indemnified Persons and such other parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case in which one or more Indemnified Persons are entitled to separate counsel due to such actual or potential differing interests, the Company shall not be liable for the expenses of more than one separate counsel, and such counsel shall be designated in writing by the Placement Agents. The Company shall have sole control of any settlement of any proceeding for which it is obligated to provide indemnification hereunder. Notwithstanding the foregoing the Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of, or consent to the entry of any judgment in connection with, any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity or contribution could have been sought hereunder by such Indemnified Person, unless such settlement or judgment includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of the proceeding.

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The obligations of the Company referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall inure to the benefit of and be binding upon any successors, assigns, heirs, and personal representatives of any Indemnified Person or the Company.

Very truly yours,

Perfectenergy International Limited

By:	/s/ Wennan Li
Name:	Wennan Li
Title:	CEO

KNIGHT CAPITAL MARKETS, LLC

By:	/s/ Sandy Reddin
Name:	Sandy Reddin
Title:	Managing Director, Investment Banking

CANACCORD ADAMS INC.

By:
Name:	Russell W. Landon
Title:	Managing Director

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